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                                                                   EXHIBIT 23A.3


                                    CONSENT



                                          April 14, 1997


     I hereby consent to being named in the Proxy Statement/Prospectus of Waban Inc. ("Waban") and BJ's Wholesale Club, Inc. ("BJI"), which constitutes a part of the Registration Statement on Form S-1 of BJI and the Registration Statement on Form S-3 of Waban, as a person expected to become a director of HomeBase, Inc. immediately after the distribution by Waban, in the form of a special dividend to its stockholders, of all of the outstanding shares of Common Stock of BJI held by Waban, and to serve as such if so elected.



                                                /s/ Allan P. Sherman
                                                --------------------------------
                                                Allan P. Sherman